American Assets Trust, Inc. Reports First Quarter 2016 Financial Results

FFO per share increases 5% year-over-year for the three months ended March 31, 2016
Same-Store Cash NOI increases 7% year-over-year for the three months ended March 31, 2016

SAN DIEGO, California - 4/26/2016 - American Assets Trust, Inc. (NYSE: AAT) (the “company”) today reported financial results for its first quarter ended March 31, 2016.

Financial Results and Recent Developments

•	Funds From Operations increased 5% year-over-year to $0.45 per diluted share for the three months ended March 31, 2016 compared to the same period in 2015

•	Net income available to common stockholders of $7.7 million for the three months ended March 31, 2016, or $0.17 per diluted share

•	Same-store cash and GAAP NOI increased 7% and 5%, respectively, for the three months ended March 31, 2016 compared to the same period in 2015

•
Entered into a new $100 million seven-year unsecured term loan with an interest rate fixed at approximately 3.15% (subject to adjustments based on our consolidated leverage ratio) as a result of an interest rate swap

•	Leased approximately 52,100 comparable office square feet at an average cash-basis and GAAP-basis contractual rent increase of 9% and 18%, respectively, during the three months ended March 31, 2016

•	Leased approximately 81,100 comparable retail square feet at an average cash-basis and GAAP-basis contractual rent increase of 2% and 9%, respectively, during the three months ended March 31, 2016

During the first quarter of 2016, the company generated funds from operations (“FFO”) for common stockholders of $28.1 million, or $0.45 per diluted share, compared to $26.4 million, or $0.43 per diluted share, for the quarter ended March 31, 2015. The increase in FFO from the corresponding period in 2015 was primarily due to additional operating income from Hassalo on Eighth and growth in same-store net operating income from our existing portfolio.

Net income attributable to common stockholders was $7.7 million, or $0.17 per basic and diluted share for the three months ended March 31, 2016 compared to $8.0 million, or $0.18 per basic and diluted share for the three months ended March 31, 2015. The decrease in net income attributable to common stockholders from the corresponding period in 2015 was primarily due to an increase in depreciation and amortization expense and interest expense during the three months ended March 31, 2016 attributed to the completion of Hassalo on Eighth, which was completed during the third and fourth quarters of 2015.

FFO is a non-GAAP supplemental earnings measure which the company considers meaningful in measuring its operating performance. A reconciliation of FFO to net income is attached to this press release.

Portfolio Results
The portfolio leased status as of the end of the indicated quarter was as follows:

	March 31, 2016	December 31, 2015	March 31, 2015
Total Portfolio
Retail	98.6%	98.6%	98.5%
Office	91.3%	92.4%	92.7%
Multifamily (1)	79.4%	73.4%	96.4%
Mixed-Use:
Retail	97.8%	100.0%	100.0%
Hotel	87.0%	89.6%	89.0%

Same-Store Portfolio
Retail	98.6%	98.6%	98.5%
Office	98.1%	98.1%	96.0%
Multifamily (1)	96.4%	95.6%	96.4%
Mixed-Use:
Retail	97.8%	100.0%	100.0%
Hotel	87.0%	89.6%	89.0%
(1) Total multifamily leased percentage at March 31, 2016 and December 31, 2015 includes Hassalo on Eighth, which became available for occupancy in July and October of 2015. Same-store multifamily leased percentages exclude Hassalo on Eighth.

During the first quarter of 2016, the company signed 44 leases for approximately 172,000 square feet of retail and office space, as well as 305 multifamily apartment leases. Renewals accounted for 100.0% of the comparable retail leases, 73.7% of the comparable office leases and 24.3% of the residential leases.

Retail and Office
On a comparable space basis (i.e. leases for which there was a former tenant) during the first quarter of 2016 and trailing four quarters ending March 31, 2016, our retail and office leasing spreads are shown below:

		Number of Leases Signed	Comparable Leased Sq. Ft.	Average Cash Basis % Change Over Prior Rent	Average Cash Contractual Rent Per Sq. Ft.	Prior Average Cash Contractual Rent Per Sq. Ft.	GAAP Straight-Line Basis % Change Over Prior Rent
Retail	Q1 2016	16	81,100	2.1%	$34.54	$33.82	9.1%
	Last 4 Quarters	65	286,200	10.7%	$31.01	$28.02	17.5%

Office	Q1 2016	19	52,100	9.3%	$41.38	$37.87	17.6%
	Last 4 Quarters	65	328,500	21.2%	$46.44	$38.33	29.7%

Multifamily
As of March 31, 2016, Hassalo on Eighth was approximately 55% leased with average monthly base rent per leased unit of $1,405.

To date, we have leased 163 of the Velomor building's 177 units, or approximately 92%; 201 of Aster Tower's 337 units, or approximately 60%; and 90 of the Elwood building's 143 units, or approximately 63%. In total, to date, we have leased 454 units of 657 units at Hassalo on Eighth, or approximately 69%. We expect stabilization of all three multifamily buildings to be achieved during the second half of 2016.

At March 31, 2016, the average monthly base rent per leased unit for same-store properties was $1,695 compared to an average monthly base rent per leased unit of $1,515 at March 31, 2015, an increase of approximately 12%.

Same-Store Operating Income
For the three months ended March 31, 2016, same-store property operating income increased 7.1% on a cash basis compared to the corresponding period in 2015. For the three months ended March 31, 2016, same-store property operating income increased 5.0% on a GAAP basis compared to the corresponding period in 2015. The same-store property operating income by segment was as follows (in thousands):

	Three Months Ended (1)
	March 31,
	2016	2015	Change
Cash Basis:
Retail	$18,183	$17,595	3.3%
Office	12,573	11,247	11.8
Multifamily	3,119	2,826	10.4
Mixed-Use	6,242	5,797	7.7
	$40,117	$37,465	7.1%

GAAP Basis:
Retail	$18,344	$17,876	2.6%
Office	13,020	12,371	5.2
Multifamily	3,119	2,826	10.4
Mixed-Use	6,262	5,747	9.0
	$40,745	$38,820	5.0%

(1)
Same-store portfolio excludes (i) Torrey Reserve Campus and Lloyd District Portfolio due to significant redevelopment activity during the period; (ii) Rancho Carmel Plaza as it was sold on August 6, 2015; (iii) Hassalo on Eighth, which became available for occupancy in July and October of 2015; and (iv) land held for development.

On a same-store basis, retail property operating income increased for the three months ended March 31, 2016 compared to the same period in 2015 primarily due to higher annualized base rents, specifically at Waikele Center and Alamo Quarry Market.

On a same-store basis, office property operating income increased for the three months ended March 31, 2016 compared to the same period in 2015 primarily due to higher annualized base rents, specifically at The Landmark at One Market and First & Main, partially offset by an increase in rental expenses and real estate taxes during the period.

On a same-store basis, multifamily property operating income increased for the three months ended March 31, 2016 compared to the corresponding period in 2015 primarily due to an increase in average monthly base rent during 2016.

On a same-store basis, mixed-use property operating income increased for the three months ended March 31, 2016 compared to the corresponding period in 2015 primarily due to higher revenue per available room at the hotel portion of our mixed-use property and higher annualized base rents at the retail portion of our mixed-use property.

Development
Our development efforts at Torrey Point are ongoing with plans including two Class A office buildings of approximately 90,000 square feet in the aggregate, with panoramic unobstructed views of the Torrey Pines State Park Beach, Torrey Reserve and the Pacific Ocean. Projected costs of the development at Torrey Point are approximately $53 million, of which approximately $17 million has been incurred to date. We expect to incur the remaining costs for development of Torrey Point in 2016 and 2017. We expect the Torrey Point development to be stabilized in 2018 with an estimated stabilized cash yield of approximately 7.5% to 8.6%.

Our development opportunities are subject to market conditions and actual results may vary.

Term Loan
On March 1, 2016, we entered into a Term Loan Agreement which provides for a new seven-year unsecured term loan of $100 million that matures March 1, 2023.

Prior to entry into the Term Loan Agreement, the company entered into an interest rate swap agreement that is intended to fix the interest rate associated with the Term Loan at approximately 3.15% through its maturity date, subject to adjustments based on the company’s consolidated leverage ratio.

Balance Sheet and Liquidity
At March 31, 2016, the company had gross real estate assets of $2.3 billion and liquidity of $274.0 million, comprised of cash and cash equivalents of $44.0 million and $230.0 million of availability on its line of credit.

Dividends
The company declared dividends on its shares of common stock of $0.25 per share for the first quarter of 2016. The dividends were paid on March 25, 2016.

In addition, the company has declared a dividend on its common stock of $0.25 per share for the quarter ending June 30, 2016. The dividend will be paid on June 24, 2016 to stockholders of record on June 10, 2016.

Guidance
The company reaffirms its guidance for full year 2016 FFO per diluted share of a range of $1.82 to $1.88 per share. The company's guidance excludes any impact from future acquisitions, dispositions, equity issuances or repurchases, future debt financings or repayments.

The foregoing estimates are forward-looking and reflect management's view of current and future market conditions, including certain assumptions with respect to leasing activity, rental rates, occupancy levels, interest rates and the amount and timing of acquisition and development activities. The company's actual results may differ materially from these estimates.
Conference Call
The company will hold a conference call to discuss the results for the first quarter of 2016 on Wednesday, April 27, 2016 at 8:00 a.m. Pacific Time (“PT”). To participate in the event by telephone, please dial 1-877-868-5513 and use the pass code 85931744. A telephonic replay of the conference call will be available beginning at 12:00 p.m. PT on Wednesday, April 27, 2016 through Wednesday, May 4, 2016. To access the replay, dial 1-800-585-8367 and use the pass code 85931744. A live on-demand audio webcast of the conference call will be available on the company's website at www.americanassetstrust.com. A replay of the call will also be available on the company's website.

Supplemental Information
Supplemental financial information regarding the company's first quarter 2016 results may be found in the “Investor Relations” section of the company's website at www.americanassetstrust.com. This supplemental information provides additional detail on items such as property occupancy, financial performance by property and debt maturity schedules.

Financial Information
American Assets Trust, Inc.
Consolidated Balance Sheets
(In Thousands, Except Share Data)

	March 31, 2016	December 31, 2015
Assets	(unaudited)
Real estate, at cost
Operating real estate	$2,167,426	$2,163,444
Construction in progress	86,189	73,121
Held for development	9,461	9,463
	2,263,076	2,246,028
Accumulated depreciation	(426,076)	(411,166)
Net real estate	1,837,000	1,834,862
Cash and cash equivalents	44,007	39,925
Restricted cash	9,295	11,623
Accounts receivable, net	7,586	7,518
Deferred rent receivables, net	38,633	38,422
Other assets, net	41,305	41,939
Total assets	$1,977,826	$1,974,289
Liabilities and equity
Liabilities:
Secured notes payable, net	$494,883	$579,000
Unsecured notes payable, net	545,883	446,613
Unsecured line of credit	20,000	30,000
Accounts payable and accrued expenses	37,014	31,821
Security deposits payable	6,065	5,956
Other liabilities and deferred credits, net	53,580	51,972
Total liabilities	1,157,425	1,145,362
Commitments and contingencies
Equity:
American Assets Trust, Inc. stockholders' equity
Common stock, $0.01 par value, 490,000,000 shares authorized, 45,407,402 and 45,407,719 shares issued and outstanding at March 31, 2016 and December 31, 2015, respectively	454	454
Additional paid-in capital	864,038	863,432
Accumulated dividends in excess of net income	(67,724)	(64,066)
Accumulated other comprehensive (loss) income	(3,143)	(258)
Total American Assets Trust, Inc. stockholders' equity	793,625	799,562
Noncontrolling interests	26,776	29,365
Total equity	820,401	828,927
Total liabilities and equity	$1,977,826	$1,974,289

American Assets Trust, Inc.
Unaudited Consolidated Statements of Income
(In Thousands, Except Shares and Per Share Data)

	Three Months Ended March 31,
	2016	2015
Revenue:
Rental income	$67,245	$62,753
Other property income	3,486	3,282
Total revenue	70,731	66,035
Expenses:
Rental expenses	18,453	16,620
Real estate taxes	6,633	6,048
General and administrative	4,549	5,016
Depreciation and amortization	17,453	15,107
Total operating expenses	47,088	42,791
Operating income	23,643	23,244
Interest expense	(12,946)	(11,795)
Other income (expense), net	24	(70)
Net income	10,721	11,379
Net income attributable to restricted shares	(43)	(43)
Net income attributable to unitholders in the Operating Partnership	(3,027)	(3,309)
Net income attributable to American Assets Trust, Inc. stockholders	$7,651	$8,027

Net income per share
Basic income attributable to common stockholders per share	$0.17	$0.18
Weighted average shares of common stock outstanding - basic	45,233,873	43,419,762

Diluted income attributable to common stockholders per share	$0.17	$0.18
Weighted average shares of common stock outstanding - diluted	63,133,389	61,321,447

Dividends declared per common share	$0.25	$0.2325

Reconciliation of Net Income to Funds From Operations
The company's FFO attributable to common stockholders and operating partnership unitholders and reconciliation to net income is as follows (in thousands except shares and per share data):

Three Months Ended
March 31, 2016
Funds From Operations (FFO)
Net income	$10,721
Depreciation and amortization of real estate assets	17,453
FFO, as defined by NAREIT	$28,174
Less: Nonforfeitable dividends on incentive stock awards	(42)
FFO attributable to common stock and units	$28,132
FFO per diluted share/unit	$0.45
Weighted average number of common shares and units, diluted	63,136,341

Reported results are preliminary and not final until the filing of the company's Form 10-K with the Securities and Exchange Commission and, therefore, remain subject to adjustment.

Use of Non-GAAP Information
The company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, impairment losses, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures.

FFO is a supplemental non-GAAP financial measure. Management uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the company's operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared year-over-year, captures trends in occupancy rates, rental rates and operating costs. The company also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the company's operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the company's properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the company's properties, all of which have real economic effects and could materially impact the company's results from operations, the utility of FFO as a measure of the company's performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the NAREIT definition as the company does, and, accordingly, the company's FFO may not be comparable to such other REITs' FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the company's performance. FFO should not be used as a measure of the company's liquidity, nor is it indicative of funds available to fund the company's cash needs, including the company's ability to pay dividends or service indebtedness. FFO also should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

About American Assets Trust, Inc.
American Assets Trust, Inc. (the “company”) is a full service, vertically integrated and self-administered real estate investment trust, or REIT, headquartered in San Diego, California. The company is celebrating its 50th year of acquiring, improving, developing and managing premier retail, office and residential properties throughout the United States in some of the nation’s most dynamic, high-barrier-to-entry markets primarily in Southern California, Northern California, Oregon, Washington and Hawaii.  The company's retail portfolio comprises approximately 3.0 million rentable square feet, and its office portfolio comprises approximately 2.7 million square feet. In addition, the company owns one mixed-use property (including approximately 97,000 rentable square feet of retail space and a 369-room all-suite hotel) and 1,579 multifamily units. In 2011, the company was formed to succeed to the real estate business of American Assets, Inc., a privately held corporation founded in 1967 and, as such, has significant experience, long-standing relationships and extensive knowledge of its core markets, submarkets and asset classes. For additional information, please visit www.americanassetstrust.com.

Forward Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect the company's good faith beliefs, assumptions and expectations, they are not guarantees of future performance. For a further discussion of these and other factors that could cause the company's future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the company's most recent annual report on Form 10-K, and other risks described in documents subsequently filed by the company from time to time with the Securities and Exchange Commission. The company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

Source: American Assets Trust, Inc.

Investor and Media Contact:
American Assets Trust
Robert F. Barton
Executive Vice President and Chief Financial Officer
858-350-2607